ASSIGNMENT AND ASSUMPTION OF SUBLEASE

November 14th This Assignment and Assumption of Sublease (the "**Assignment**"), dated as of ~~October~~ 14, 2006, is executed by and between The New York Mortgage Company LLC, having an office at 1301 Avenue of the Americas, 7th Floor, New York, New York 10019 (the "**Assignor**") and Lehman Brothers Holdings Inc. having an office at 1301 Avenue of the Americas, 9th Floor, New York, New York 10019 (the "**Assignee**").

WHEREAS, 1301 Properties, L.L.C. as successor-in-interest to Tishman Speyer Crow Limited partnership, as landlord (the "**Overlandlord**") and Pricewaterhouse Coopers, LLP, as successor-in-interest to Coopers & Lybrand, as tenant (the "**Sublandlord**") are parties to a certain lease agreement dated December 22, 1989, as amended (the "**Overlease**") pursuant to which Overlandlord leased certain premises more particularly described in the Overlease (the "**Overleased Premises**") to Sublandlord in the building located at 1301 Avenue of the Americas, New York, New York (the "**Building**");

WHEREAS, Assignor, as subtenant, and Sublandlord, as sublandlord, are parties to a certain Agreement of Sublease dated May 15, 2003 (the "**Sublease**") pursuant to which Sublandlord subleased a certain portion of the Overleased Premises to Assignor designated as the entire 7th floor of the Building and more particularly described in the Sublease (the "**Subleased Premises**");

WHEREAS, Assignor desires to assign to Assignee and Assignee desires to accept such assignment of all of Assignor's right, title and interest in and to the Sublease;

NOW THEREFORE, that for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Effective as of the Effective Date (hereinafter defined in paragraph 10 below), Assignor hereby assigns, transfers and conveys to Assignee all of Assignor's right, title and interest to the Sublease including the right to occupy and use the Subleased Premises. Until the Effective Date, Assignor shall continue to use, occupy and maintain the Subleased Premises in accordance with the terms of the Sublease. From the date of this Assignment through the Effective Date, Assignor shall not make any improvements or alterations to the Subleased Premises without obtaining the consent of Assignee. In addition, Assignor shall not take any other action under the Sublease requiring the consent of the Overlandlord and/or Sublandlord, without obtaining the consent of Assignee. Assignee will not unreasonably withhold its consent to any such request by Assignor. Assignor covenants to continue to observe and comply with all covenants and obligations of Assignor set forth in the Sublease until the Effective Date.

2. From the date of this Assignment through the Effective Date, Assignor shall permit Assignee and its designated agents access to inspect the Subleased Premises at reasonable times and upon prior reasonable notice. Assignee will use commercially reasonable efforts to minimize any disruption to Assignor's business while performing such inspection of the Subleased Premises.

3. To induce Assignor to enter into this Assignment and to timely vacate and surrender the Subleased Premises to Assignee, Assignee shall deposit in escrow with Assignee's attorneys, Willkie Farr & Gallagher LLP (the "**Escrowee**"), the sum of Three Million and 00/100 ($3,000,000.00) Dollars (the "**Escrowed Money**") upon the execution of this Assignment.

4. Simultaneously with the execution of this Assignment, the parties have executed and delivered to each other a certain escrow agreement dated of even date hereof (the "**Escrow Agreement**") pursuant to which the Escrowee will hold and disburse the Escrowed Money. The purpose of the Escrowed Money is to reimburse and subsidize the moving costs to be incurred by Assignor in the relocation of its business and the Escrowed Money will be released to Assignor and/or Assignee in accordance with the terms and provisions of this Assignment and the Escrow Agreement.

5. In the event that the Effective Date occurs on or before March 1, 2007, the Escrowee will release the Escrowed Money to Assignor in accordance with the terms of this Assignment and the Escrow Agreement. Simultaneously with the release of the Escrowed Money, Assignee will pay any other amounts due to Assignor as provided in this Assignment and the Escrow Agreement together with the sum of Three Hundred Thirty Five Thousand Four Hundred Six and 00/100 ($335,406.00) Dollars (the "**Commission**") representing a reimbursement of the commission paid to the Broker (hereinafter defined in paragraph 13 below).

6. In the event that the Effective Date does not occur by March 1, 2007, the Escrowee may deduct the sum of Two Hundred Thousand and 00/100 ($200,000.00) Dollars from the Escrowed Money for that month and each such month thereafter (which amount shall be pro-rated for any partial month) that Assignor fails to deliver the Subleased Premises to Assignee after March 1, 2007 in the condition required as set forth herein and to disburse this amount to Assignee. The Escrowee may release such deducted portion of the Escrowed Money to Assignee commencing on March 1, 2007. Thereafter, Escrowee may release any further such deducted amounts on the first day of each month until the Effective Date occurs. On the Effective Date, the Escrowee will release the remaining Escrowed Money to Assignor and Assignee shall pay the amount of the Commission to Assignor. In the event that the Effective Date occurs on a date other than the first day of the month, any such Two Hundred Thousand and 00/100 ($200,000.00) Dollar payment funded by Escrowee to Assignee shall be subject to proration between Assignor and Assignee in accordance with section 3(b) of the Escrow Agreement.

7. In the event that the Effective Date occurs between February 1, 2007 and February 28, 2007, Assignee shall pay to Assignor (i) an additional amount equal to the sum of One Hundred Thousand and 00/100 ($100,000.00) Dollars per month (which amount shall be pro-rated if the Effective Date occurs on a date other than the first day of the month), and (ii) the amount of the Commission, and the Escrowee will release the Escrowed Money to Assignor on the Effective Date.

8. In the event that the Effective Date occurs prior to February 1, 2007, Assignee shall pay to Assignor (i) an additional amount to Assignor in a sum equal to Two Hundred Thousand and 00/100 ($200,000.00) Dollars per month (which amount shall be pro-rated for any partial month) for each month from the Effective Date through January 31, 2007, and (ii) the amount of the Commission, and the Escrowee will release of the Escrowed Money to Assignor on the Effective Date.

Notwithstanding anything to the contrary contained herein, Assignor and Assignee acknowledge and agree that Assignee may withhold paying the amount of the Commission to Assignor until such time as Assignee has been provided a copy of the brokerage agreement with the Broker together with an invoice of the Broker reflecting payment in full of the amount of the Commission.

9. Assignee hereby assumes, as of the Effective Date, all of the obligations of Assignor under the Sublease, including but not limited to the obligation to pay Base Rent and Additional Rent, that accrue on or after the Effective Date. The Base Rent and Additional Rent payable in the month that the Effective Date occurs will be prorated if the Effective Date occurs on a day other than the first day of the month.

10. The **"Effective Date"** shall occur on the date that Assignor delivers vacant possession of the Subleased Premises to Assignee in the condition required upon the termination or expiration of the Sublease. On the Effective Date, Assignor and Assignee shall each deliver a written notice to Escrowee notifying Escrowee that the Effective Date has occurred. Prior to the Effective Date, Assignor will deliver to Assignee a list of the Included Personal Property (as such term is defined in the Sublease) that Assignor will be removing from Subleased Premises. All items of Included Personal Property not included on Assignor's list will remain at the Subleased Premises and Assignee will assume such right, title and interest in the remaining Included Personal Property in accordance with the terms of the Sublease.

11. This Assignment is subject and conditioned upon the issuance of a written consent to this Assignment (the **"Consent"**) by the Overlandlord and Sublandlord. Notwithstanding anything contained to the contrary in this Assignment, the Sublease or Overlease, the Consent must contain an acknowledgement and agreement by Overlandlord and Sublandlord that (i) Assignor is released from all liability, observance and performance obligations under the Sublease arising and accruing on and after the Effective Date, and (ii) the sums received by Assignor pursuant to this Assignment are not deemed to be Assignment Proceeds as such term is defined in the Overlease.

12. If (i) the Overlandlord and/or Sublandlord deny the request for a Consent, or (ii) a Consent is issued that does not comply with the requirements of paragraph 11, or (iii) a Consent is not obtained within forty-five (45) days of the date of this Assignemnt, this Assignment will automatically terminate and upon such termination, Assignor and Escrowee will return all sums paid by Assignee to Assignor pursuant to this Assignment and this Assignment will be deemed null and void and of no further force or effect.

13. Assignor and Assignee each represent and warrant to the other that neither party has dealt with any real estate broker to act for such party in connection with the Assignment other than Newmark Knight Frank, Inc. and CB Richard Ellis, Inc. (collectively, the "**Broker**"). The Commission due to the Broker shall be paid by Assignor pursuant to a separate agreement. Assignor and Assignee shall indemnify, defend and hold the other party harmless from and against any and all costs, claims, or expenses (including reasonable attorneys' fees) arising out of the breach on their respective parts of any representation, warranty or agreement contained in this section. This provision shall survive the Assignment.

14. On the Effective Date, Assignee will deliver a check or checks to the order of the appropriate recording officer of New York County in payment of the New York City and New York State Real Property Transfer Tax if any such tax is due in connection with this Assignment. Assignor and Assignee will cooperate with each other and will sign such required tax returns and Assignee will cause the check or checks and the return or returns to be delivered promptly to the appropriate officer. Assignee's obligation to pay any such transfer tax will survive this Assignment.

15. This Assignment shall not be effective unless and until it has been executed by both of the parties and delivered to each party.

16. Each of the parties represent and warrant to the other that this Assignment has been duly authorized by all necessary corporate, partnership or limited liability company action, and, that the individuals signing below have been duly authorized to execute this Assignment on behalf of their respective party.

17. Prior to taking possession of the Subleased Premises, Assignee will deliver to Sublandlord the security deposit and insurance required under the Sublease.

18. Assignee shall indemnify and hold harmless Assignor from and against any and all claims, losses, liabilities, damages, costs and expenses (including without limitation, reasonable attorneys' fees) incurred by Assignor arising out of actions, wrongful acts or defaults by Assignee in connection with or relating to this Assignment, the Subleased Premises or under the Sublease to the extent that such matters with respect to the Sublease arise on or after the Effective Date.

19. Assignor shall indemnify and hold harmless Assignee from and against any and all claims, losses, liabilities, damages, costs and expenses (including without limitation, reasonable attorneys' fees and excluding any costs and expenses incurred by Assignee in connection with entering into this Assignment) incurred by Assignee arising out of actions, wrongful acts or defaults by Assignor in connection with or relating to this Assignment, the Subleased Premises or under the Sublease occurring prior to Effective Date.

20. All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing. All notices and demands shall be delivered personally or sent by Federal Express or other reputable overnight courier, in the case of notices and demands to Assignor, addressed to Assignor at the Subleased Premises and made to the attention of Mr. Steven Schnall, or to

such other place as Assignor may from time to time designate by notice to Assignee, with a copy to: Tarter Krinsky & Drogin LLP, having an office at 470 Park Avenue South, New York, New York 10016, attention: Alan Tarter, Esq., and in the case of notices or demands to Assignee, addressed to Assignee at the address set forth in this Assignment and made to the attention of Mr. Paul F. Darrah, Jr. or to such other place as Assignee may from time to time designate by notice to Assignor, with a copy to Lehman Brothers Inc., 745 Seventh Avenue, 19th Floor, New York, New York 10019, attention to Beth E. Anisman, Esq. and Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attn: Steven Klein, Esq. Notices and demands given in accordance with the provisions of this section shall be deemed to have been given upon receipt or refusal of receipt thereof by the addressee.

21. Assignor hereby represents and certifies that: (a) the Sublease is in full force and effect, (b) the Sublease has not been amended, modified or supplemented, (c) there are no uncured defaults or other breaches of the Sublease on the part of Sublandlord or Assignor under the Sublease and no matters currently exist which, with the lapsing of time or the giving of notice or both, could be deemed defaults under the Sublease, (d) Assignor has not assigned the Sublease (other than in accordance with this Assignment) and has not sub-subleased the Subleased Premises, (e) the current monthly fixed rent under the Sublease is equal to the amount of $156,000.00 and has been paid in full through the month of September, 2006, (f) to the best of Assignor's knowledge, there are no conditions or occurrences at the Subleased Premises that could reasonably be anticipated to violate any applicable environmental law, (g) there are no outstanding financial obligations due and owing from Sublandlord in favor of Assignor and the entire amount of Subtenant's Allowance (as such term is defined in section 18.6 of the Sublease) has been previously credited and paid to Assignor, and (h) there are no outstanding financial obligations due and owing from Assignor in favor of Sublandlord other than prospective Sublease payment obligations, including without limitation fixed rent and additional rent under the Sublease.

22. The representations contained in Section 21 shall be true and correct in all material respects as of the Effective Date and the Effective Date shall not be deemed to have occurred if such representations are untrue or incorrect in any material respect. Notwithstanding the foregoing or anything contained herein to the contrary, the parties acknowledge and agree that Assignor may assign this Assignment or delegate its obligations hereunder to any person or entity in connection with (i) the sale of all or substantially all of Assignor's assets, (ii) the merger of Assignor with another company or entity, or (iii) the sale of any stock or interest in Assignor. The parties further acknowledge and agree that the Subleased Premises may sub-subleased by Assignor in connection with any of the foregoing through the Effective Date.

SIGNATURES CONTAINED ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have duly executed this Assignment as of this ______ day of October, 2006.

Assignor:

The New York Mortgage Company, LLC

By: ______________________________

Name: Steven B. Schnall
Title: President & Chief Executive Officer

Assignee:

Lehman Brothers Holdings Inc.

By: ______________________________

Name: Mark J. Marcucci
Title: Vice President